CONSENT OF AUTHOR

To: Bearing Lithium Corp.
United States Securities and Exchange Commission

We, WorleyParsons consent to the incorporation by reference of our Technical Report N° 209020-00049-F1-GE-TEN-0001 entitled "Preliminary Assessment and Economic Evaluation of the Minera Salar Blanco Project Atacama Region, Chile" dated December 21, 2017 (the "Technical Report") in the Annual Report on Form 20-F of Bearing Lithium Corp. for the year ended October 31, 2017 (the "Annual Report). We consent to the inclusion of extracts from, or a summary of, the Technical Report, in the Annual Report, and to the filing of the Technical Report as an exhibit to the Annual Report. We confirm that we have read the relevant disclosure contained in Item 4. D. of the Annual Report and that it fairly and accurately represents the information in the Technical Report. We also consent to the reference to our firm as the author of the Technical Report contained in the Annual Report.

May 14, 2018
Santiago, Chile

pp. WORLEYPARSONS Chile S.A.

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